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

                                                                                                                    EXHIBIT 12
                              STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                    (Dollars in thousands)

                                                                                                                  Nine Months
                                                                                                                     Ended
                                                       1995          1996        1997        1998        1999      9/30/2000
                                                       ----          ----        ----        ----        ----      ----------
Earnings:

  Income (loss) from continuing operations before
  provision (benefit) for Income taxes & Minority
  Interest                                          $   1,945    $   1,792   $  (4,601)   $   3,391   $   9,841    $ (18,749)
    Add: Fixed charges                                 17,058       21,939      37,489       61,169      73,957      112,050
                                                    ---------    ---------   ---------    ---------   ---------    ---------
                                                    $  19,003    $  23,731   $  32,888    $  64,560   $  83,798    $  93,301
                                                    =========    =========   =========    =========   =========    =========

Fixed Charges:
   Interest Expense                                 $  11,838    $  14,901   $  27,712    $  45,673   $  54,425    $  85,066
   Interest Portion of rent expense                     5,220        7,038       9,777       15,496      19,532       26,984
                                                    ---------    ---------   ---------    ---------   ---------    ---------
                                                    $  17,058    $  21,939   $  37,489    $  61,169   $  73,957    $ 112,050
                                                    =========    =========   =========    =========   =========    =========
Ratio of earnings to fixed charges                      1.1 x        1.1 x       0.9 x        1.1 x       1.1 x        0.8 x
                                                                                  (1)                                   (1)

(1)  We reported a loss from continuing  operations before provision  (benefit) for income taxes and minority  interest, for the year ended  December 31, 1997 and for the nine months ended  September  30,  2000,  the Company  would have needed to generate  additional  income from operations  before provision for income taxes and minority  interest of
     $4,601 and $18,749 to cover its fixed charges of $37,489 and $112,050, respectively.

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